Exhibit 99.1

NEWS RELEASE CONTACT Edy Francis Co-Chief Executive Officer / Chief Financial Officer 713-621-3882

ISRAMCO, INC. ANNOUNCES COMPLETION OF MERGER

HOUSTON, TX — October 25, 2019 — Isramco, Inc. (NASDAQ CM: ISRL) (“Isramco” or the “Company”), announced today the completion of the merger (the “Merger”) contemplated by the previously announced Agreement and Plan of Merger, dated as of May 20, 2019 (the “Merger Agreement”), by and among the Company, Naphtha Israel Petroleum Corporation Ltd. (“Naphtha”), Naphtha Holding Ltd. (“NHL”), I.O.C. – Israel Oil Company, LTD. (“IOC”) and Naphtha US Oil, Inc. (“Merger Sub” and, together with Naphtha, NHL and IOC, the “Naphtha Group”).

The Merger, originally announced on May 20, 2019, was approved by the Company’s stockholders at a special meeting held on October 22, 2019. Under the terms of the Merger Agreement, Isramco stockholders receive US $121.40 per share of Company common stock.

As a result of the Merger, Isramco became an indirect wholly owned subsidiary of Naphtha and the Company’s common stock has ceased trading and will be delisted from the NASDAQ Capital Market.

Duff & Phelps, LLC served as the sole financial advisor to the special committee of the Company’s Board of Directors and Norton Rose Fulbright US LLP served as U.S. legal counsel to the special committee. Baker Botts L.L.P. served as U.S. legal counsel to Naphtha Group.

About Naphtha

Naphtha is an Israeli public company, whose shares are listed for trading on the Tel-Aviv Stock Exchange (TLV:NFTA). Naphtha engages primarily, through its subsidiaries, in exploration, development and production of oil & gas: offshore Israel and onshore U.S. Naphtha also is engaged in the field of commercial real-estate and hotel management, in Israel and in Europe.

About Isramco

Isramco, Inc. is an independent oil and natural gas company engaged in the exploration, development and production of oil and natural gas properties located onshore in the United States and ownership of various royalty interests in oil and gas concessions located offshore Israel. The Company also operates a well service company that provides well maintenance, workover services, well completion and recompletion services and production services company that provides a full range of onshore production services U.S. oil and gas producers and a transportation company providing transport of liquefied petroleum products.

FOR FURTHER INFORMATION:

Isramco, Inc.

Attn: Co-Chief Executive Officer / Chief Financial Officer

1001 West Loop South, Suite 750, Houston, Texas 77027

www.isramcousa.com or (713) 621-3882